Dated: June 11, 1995

        Pacific Capital U.S. Treasuries Cash Assets Trust


                        DISTRIBUTION PLAN

1. The Plan This Distribution Plan (the "Plan") is the written plan, contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act"), of Pacific Capital Cash Assets Trust (the "Trust"), the original portfolio of Cash Assets Trust, a Massachusetts business trust (the "Business Trust"). Part I of the Plan applies to all classes of shares of the Trust and Part II of the Plan applies solely to the Service Shares class.

2.  Disinterested Trustees.   While the Plan is in effect, the
selection and nomination of those Trustees of the Business Trust who are not "interested persons" of the Business Trust shall be committed to the discretion of such disinterested Trustees. Nothing herein shall prevent the involvement of others in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of such disinterested Trustees.


                             Part I

                      Defensive Provisions

3. Definitions for Part I. As used in this Part I of the Plan, "Qualified Recipients" shall mean broker-dealers or others selected by the Trust's sub-adviser, administrator or principal underwriter, including but not limited to any principal underwriter of the Trust, with which the Trust, the sub-adviser or the administrator has entered into written agreements ("Plan Agreements") and which have rendered assistance (whether direct, administrative, or both) in the distribution and/or retention of the Trust's shares or servicing of shareholder accounts. "Qualified Holdings" shall mean, as to any Qualified Recipient, all Trust shares beneficially owned by such Qualified Recipient, or beneficially owned by its brokerage customers, other customers, other contacts, investment advisory clients, or other clients, if the Qualified Recipient was, in the sole judgment of the sub-adviser or administrator, instrumental in the purchase and/or retention of such Trust shares and/or in providing administrative assistance in relation thereto.

4. Certain Payments Permitted. The sub-adviser or administrator may make payments ("Administrator's Permitted Payments") to Qualified Recipients, which Administrator's Permitted Payments shall be made by the sub-adviser or administrator, directly, or through the Distributor or shareholder servicing agent as disbursing agent, and shall not be the subject of reimbursement by the Trust to the sub-adviser or administrator, which may not exceed, for any fiscal year of the Trust (pro-rated for any fiscal year which is not a full fiscal year) 0.10 of 1% of the average annual net assets of the Trust. The sub-adviser or administrator shall have sole authority (i) as to the selection of any Qualified Recipient or Recipients; (ii) not to select any Qualified Recipient; and (iii) as to the amount of Administrator's Permitted Payments, if any, to each Qualified Recipient provided that the total Administrator's Permitted Payments to all Qualified Recipients do not exceed the amount set forth above. The sub-adviser or administrator is authorized, but not directed, to take into account, in addition to any other factors deemed relevant by it, the following: (a) the amount of the Qualified Holdings of the Qualified Recipient; (b) the extent to which the Qualified Recipient has, at its expense, taken steps in the shareholder servicing area; and (c) the possibility that the Qualified Holdings of the Qualified Recipient would be redeemed in the absence of its selection or continuance as a Qualified Recipient. Notwithstanding the foregoing two sentences, a majority of the Independent Trustees (as defined below) may remove any person as a Qualified Recipient.

      Whenever the sub-adviser or administrator bears the costs, not borne by the Trust's Distributor, of printing and distributing all copies of the Trust's prospectuses, statements of additional information and reports to shareholders which are not sent to the Trust's shareholders, or the costs of supplemental sales literature and advertising, such payments are authorized.

     It is recognized that, in view of the Administrator's Permitted Payments and bearing by the sub-adviser or administrator of certain distribution expenses, the profits, if any, of the sub-adviser or administrator are dependent primarily on the administration fees paid by the Trust to the sub-adviser or administrator and that its profits, if any, would be less, or losses, if any, would be increased due to such Administrator's Permitted Payments and the bearing by it of such expenses. If and to the extent that any such administration fees paid by the Trust might, in view of the foregoing, be considered as indirectly financing any activity which is primarily intended to result in the sale of Trust shares, the payment of such fees is authorized by the Plan.

5. Certain Trust Payments Authorized. If and to the extent that any of the payments listed below are considered to be "primarily intended to result in the sale of" Trust shares within the meaning of the Rule, such payments are authorized under the Plan:
(i) the costs of the preparation of all reports and notices to shareholders and the costs of printing and mailing such reports and notices to existing shareholders, irrespective of whether such reports or notices contain or are accompanied by material intended to result in the sale of Trust shares, shares of other funds, or other investments; (ii) the costs of the preparation and setting in type of all prospectuses and statements of additional information and the costs of printing, and mailing of all prospectuses and statements of additional information to existing shareholders; (iii) the costs of the preparation, printing, and mailing of all proxy statements and proxies, irrespective of whether any such proxy statement includes any item relating to, or directed toward, the sale of the Trust's shares; (iv) all legal and accounting fees relating to the preparation of any such reports, prospectuses, statements of additional information, proxies, and proxy statements; (v) all fees and expenses relating to the registration or qualification of the Trust or its shares under the securities or "Blue Sky" laws of any jurisdiction; (vi) all fees under the Securities Act of 1933 and the 1940 Act, including fees in connection with any application for exemption relating to or directed toward the sale of the Trust's shares; (vii) all fees and assessments of the Investment Company Institute or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance; (viii) all costs of the preparation and mailing of confirmations of shares sold or redeemed or share certificates, and reports of share balances; and (ix) all costs of responding to telephone or mail inquiries of investors.

6. Reports. While Part I of the Plan is in effect, the Trust's sub-adviser or administrator shall report at least quarterly to the Business Trust's Trustees in writing for their review on the following matters: (i) all Administrator's Permitted Payments made under Section 4 of the Plan, the identity of the Qualified Recipient of each Payment, and the purposes for which the amounts were expended; (ii) all costs of each item specified in Section 5 of the Plan (making estimates of such costs where necessary or desirable) during the preceding calendar or fiscal quarter; and
(iii) all fees of the Trust to the sub-adviser or administrator paid or accrued during such quarter.

7. Effectiveness, Continuation, Termination, and Amendment. Part I of the Plan originally went into effect when it was approved
(i) by a vote of the Trustees of the Business Trust and of those Trustees (the "Independent Trustees") who, at the time of such vote, were not "interested persons" as defined in the 1940 Act of the Business Trust and had no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, with votes cast in person at a meeting called for the purpose of voting on the Plan; and (ii) by a vote of holders of at least a "majority" (as so defined) of the outstanding voting securities of the Trust. Part I of the Plan has continued, and will, unless terminated as hereinafter provided, continue in effect, until the June 30 next succeeding such effectiveness, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Business Trust's Trustees and its Independent Trustees with votes cast in person at a meeting called for the purpose of voting on such continuance. Part I of the Plan may be terminated at any time by the vote of a majority of the Independent Trustees or by the vote of the holders of a "majority" (as defined in the 1940 Act) of the outstanding voting securities of the Trust. The Plan may not be amended to increase materially the amount of payments to be made without shareholder approval as set forth in
(ii) above, and all amendments must be approved in the manner set forth in (i) above.

8. Plan Agreements. In the case of a Qualified Recipient which is a principal underwriter of the Trust, the Plan Agreement shall be the agreement contemplated by Section 15(b) of the 1940 Act since each such agreement must be approved in accordance with, and contain the provisions required by, the Rule. In the case of Qualified Recipients which are not principal underwriters of the Trust, the Plan Agreements with them shall be their agreements with the sub-adviser or administrator with respect to payments under Part I of the Plan.

                             Part II

   Payments Involving Trust Assets Allocated to Service Shares

9. Applicability. Part II of the Plan applies only to the Service Shares class of shares of the Trust (regardless of whether such class is so designated or is redesignated by some other name).

10. Definitions for Part II. Terms defined in Part I of the Plan shall have the same meanings in this Part II, except as otherwise defined in Part II. As used in this Part II, "Designated Payees" shall mean broker-dealers or others selected by the Trust's principal underwriter, Aquila Distributors, Inc. (the "Distributor"), including but not limited to any principal underwriter of the Trust, with which the Distributor or the Trust has entered into written agreements ("Distributor's Plan Agreements") and which have rendered assistance (whether direct, administrative, or both) in the distribution and/or retention of the Trust's shares or servicing of shareholder accounts. "Qualified Holdings" shall mean, as to any Designated Payee, all Trust shares beneficially owned by such Designated Payee, or beneficially owned by its brokerage customers, other customers, other contacts, investment advisory clients, or other clients, if the Designated Payee was, in the sole judgment of the Distributor, instrumental in the purchase and/or retention of such Trust shares and/or in providing administrative assistance or other services in relation thereto.

11. Certain Payments Permitted. Subject to the direction and control of the Board of Trustees of the Trust, the Trust may make payments ("Trust's Permitted Payments") to Designated Payees, which Trust's Permitted Payments may be made directly, or through the Distributor or shareholder servicing agent as disbursing agent, which may not exceed, for any fiscal year of the Trust (as adjusted for any part or parts of a fiscal year during which payments under the Plan are not accruable or for any fiscal year which is not a full fiscal year) .25 of 1% of the average annual net assets of the Trust represented by the Service Shares class of shares. Such payments shall be made only out of the Trust assets allocable to the Service Shares. The Distributor shall have sole authority (i) as to the selection of any Designated Payee or Payees; (ii) not to select any Designated Payee; and
(iii) as to the amount of Trust's Permitted Payments, if any, to each Designated Payee provided that the total Trust's Permitted Payments to all Designated Payees do not exceed the amount set forth above. The Distributor is authorized, but not directed, to take into account, in addition to any other factors deemed relevant by it, the following: (a) the amount of the Qualified Holdings of the Designated Payee; (b) the extent to which the Designated Payee has, at its expense, taken steps in the shareholder servicing area, including without limitation, any or all of the following activities: answering customer inquiries regarding account status and history, and the manner in which purchases and redemptions of shares of the Trust may be effected; assisting shareholders in designating and changing dividend options, account designations and addresses; providing necessary personnel and facilities to establish and maintain shareholder accounts and records; assisting in processing purchase and redemption transactions; arranging for the wiring of funds; transmitting and receiving funds in connection with customer orders to purchase or redeem shares; verifying and guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder designated accounts; furnishing (either alone or together with other reports sent to a shareholder by such person) monthly and year end statements and confirmations of purchases and redemptions; transmitting, on behalf of the Trust, proxy statements, annual reports, updating prospectuses and other communications from the Trust to its shareholders; receiving tabulating and transmitting to the Trust proxies executed by shareholders with respect to meetings of shareholders of the Trust; and providing such other related services as the Distributor or a shareholder may request from time to time; and (c) the possibility that the Qualified Holdings of the Designated Payee would be redeemed in the absence of its selection or continuance as a Designated Payee. Notwithstanding the foregoing two sentences, a majority of the Independent Trustees (as defined below) may remove any person as a Designated Payee.

12. Reports. While this Part II is in effect, the Distributor shall report at least quarterly to the Business Trust's Trustees in writing for their review on the following matters: (i) all Trust's Permitted Payments made under Section 11 of the Plan, the identity of the Designated Payee of each payment, and the purposes for which the amounts were expended; and (ii) all fees of the Trust to the Distributor, sub-adviser or administrator paid or accrued during such quarter. In addition, if any such Designated Payee is an affiliated person, as that term is defined in the Act, of the Trust, the Adviser, the Administrator or the Distributor, such person shall agree to furnish to the Distributor for transmission to the Board of Trustees of the Trust an accounting, in form and detail satisfactory to the Board of Trustees, to enable the Board of Trustees to make the determinations of the fairness of the compensation paid to such affiliated person, not less often than annually.

13.  Effectiveness, Continuation, Termination and Amendment.
This Part II originally went into effect when it was approved (i) by a vote of Trustees, including the Independent Trustees, with votes cast in person at a meeting called for the purpose of voting on Part II of the Plan; and (ii) by a vote of holders of at least a "majority" (as so defined) of the outstanding voting securities of the Service Shares class. This Part II has continued, and will, unless terminated as hereinafter provided, continue in effect, until June 30 of each year only so long as such continuance is specifically approved at least annually by the Business Trust's Trustees and its Independent Trustees with votes cast in person at a meeting called for the purpose of voting on such continuance. This Part II may be terminated at any time by the vote of a majority of the Independent Trustees or by the vote of the holders of a "majority" (as defined in the 1940 Act) of the outstanding voting securities of the Trust to which this Part II applies. This Part II may not be amended to increase materially the amount of payments to be made without shareholder approval of the class or classes of shares affected by this Part II as set forth in (ii) above, and all amendments must be approved in the manner set forth in (i) above.

14. Distributor's Plan Agreements. In the case of a Designated Payee which is a principal underwriter of the Trust, the Distributor's Plan Agreement shall be the agreement contemplated by Section 15(b) of the 1940 Act since each such agreement must be approved in accordance with, and contain the provisions required by, the Rule. In the case of Designated Payees which are not principal underwriters of the Trust, the Distributor's Plan Agreements with them shall be their agreements with the Distributor with respect to payments under the Plan.

15. Additional Terms and Conditions. This Part II shall also be subject to all applicable terms and conditions of any order or rule of the Securities and Exchange Commission governing the creation and maintenance by the Trust of any class of shares to which this Part II applies.